Exhibit 10.6

THE HERSHEY COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated as of October 2, 2007

1. Purpose of Plan. The purpose of this amendment and restatement of The Hershey Company Supplemental Executive Retirement Plan, effective as of October 2, 2007, (hereinafter called the “Plan”) is to enable The Hershey Company (hereinafter called the “Company”) to help attract and retain a strong management team by ensuring executive and certain selected upper level management employees receive benefits to assist them in preparing for retirement. The Plan constitutes an amendment, restatement and continuation of the prior plan which was most recently restated effective as of January 1, 2007.

To the extent provided by law, the benefits provided hereunder with respect to any Participant who retired or whose employment with the Company terminated prior to January 1, 2008, will, except as otherwise specifically provided for herein, be governed in all respects by the terms of the plan document then in effect on the date of the Participant’s retirement or other termination of employment.

2. Definitions. The following words and phrases as used in the Plan shall have the following meanings, unless a different meaning is plainly required by the context:

a. “30-Year Interest Rate” means, for purposes of this Plan, for any specific month, the rate of interest on 30-Year Treasury securities as published by the Internal Revenue Service.

b. “Board” or “Board of Directors” means the Board of Directors of the Company.

c. “Cause” means, as determined by the Committee in its reasonable discretion, the willful engaging by an employee of the Company in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, including, without limitation, illegal conduct or gross misconduct that causes, or has the potential to cause, material financial or reputational injury to the Company.

For purposes of this definition, no act or failure to act, on the part of an employee of the Company, shall be considered “willful” unless it is done, or omitted to be done, by the employee in bad faith and without reasonable belief that the employee’s action or omission was in the best interest of the Company. Any act or failure to act, based upon prior approval given by the Board or upon the instruction or with the approval of the Chief Executive Officer or the employee’s superior or based upon the advice of counsel for the Company (provided such approval, instruction, or advice of counsel is made by or from someone other than the Participant) shall be conclusively presumed to be done, or omitted to be done, by the employee in good faith and in the best interest of the Company.

d. “Change in Control” means a Change in Control as such term is defined in the EICP.

e. “Committee” or “Compensation Committee” means the Compensation and Executive Organization Committee of the Board or any successor committee having similar authority.

f. “Company” means The Hershey Company, a Delaware corporation.

g. “Deferred Compensation Plan” means The Hershey Company Deferred Compensation Plan, as amended from time to time, and any successor or replacement plan thereof.

h. “Deferred Retirement Date” means the first day of the month following an employee’s Separation from Service with the Company provided such separation occurs after his or her Normal Retirement Date.

i. “Disability” or “Disabled” means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

j. “Early Retirement Date” means the first day of any month following an employee’s Separation from Service with the Company which is coincident with or following his or her fifty-fifth (55th) birthday and prior to his or her Normal Retirement Date.

k. “EICP” means The Hershey Company Equity and Incentive Compensation Plan (formerly known as the Hershey Foods Corporation Key Employee Incentive Plan) and any successor or replacement plan thereof.

l. “Final Average Compensation” means the sum of (i) the average of the highest three (3) calendar years of base salary paid to a Vested Participant over his or her last five (5) years of employment with the Company and (ii) the average of the highest three (3) annual awards under the Annual Incentive Program of the EICP for his or her last five (5) years of employment with the Company, whether received or deferred.

m. “Lump Sum Interest Rate” means, as of any specific date, the sum of one-twelfth (1/12th) of each 30-Year Interest Rate for the twelve (12) consecutive months beginning with the thirteenth (13th) month preceding the month during which such date occurs.

n. “Normal Retirement Date” means, for the purposes of this Plan, the first day of the month nearest an employee’s sixty-fifth (65th) birthday, except that if his or her birthday is equally near the first of two (2) calendar months, the first day of the month prior to his or her sixty-fifth (65th) birthday shall be his or her Normal Retirement Date.

o. “Participant” means an employee of the Company who was selected for participation in this Plan by the Committee in its sole discretion on or before October 2, 2006. Any employee who is not a Participant after October 2, 2006 may not be selected for participation in the Plan after October 2, 2006.

p. “Plan” means The Hershey Company Supplemental Executive Retirement Plan, Amended and Restated as of October 2, 2007, as set forth herein and as amended from time to time.

q. “Plan Administrator” means the Employee Benefits Committee of the Company, or any successor committee having similar authority, or such other individual or committee as may be determined by the Compensation Committee from time to time.

r. “Potential Change in Control” means a Potential Change in Control as such term is defined in the EICP.

s. “Retirement Plan” means The Hershey Company Retirement Plan, as in effect from time to time and any successor plan thereto.

t. “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A.

u. “Vested Participant” means, as of any specific date, a Participant who, as of such date, satisfies each eligibility requirement set forth in the first sentence of Section 3 of the Plan.

v. “Years of Service,” shall have the same meaning as provided in the Retirement Plan.

3. Eligibility. A Participant will be eligible to receive a benefit pursuant to Section 4 of the Plan if, at the time of his or her termination of employment with the Company, such Participant (i) is at least fifty-five (55) years of age and (ii) has completed five (5) Years of Service. No Participant, regardless of whether he or she satisfies all the eligibility requirements to be a Vested Participant, shall be entitled to receive any benefits under the Plan if his or her employment with the Company is terminated for Cause. Notwithstanding the above, a Participant whose employment with the Company is terminated prior to his or her Normal Retirement Date for reason of Disability will be treated as provided for in Section 4.c.

4. Retirement Benefits.

a. Normal Retirement Benefit. An employee who qualifies as a Vested Participant on the date of his or her termination of employment with the Company, and who Separates from Service (other than for Cause), on or after his or her Normal Retirement Date shall be entitled under the Plan to receive a lump sum cash payment (as determined under Section 6) equal to the present value of the annual benefit equal to:

(1) the product of three and two-thirds percent (3-2/3%) of his or her Final Average Compensation and his or her Years of Service not in excess of fifteen (15) Years of Service; reduced by the sum of (2) and (3), where (2) and (3) equal:

(2) one hundred percent (100%) of the Vested Participant’s retirement benefit under the Retirement Plan (calculated as described in Section 4.e.) and any other tax-qualified defined benefit pension plan maintained by the Company or any affiliate thereof, payable as a life annuity commencing at his or her Normal Retirement Date or his or her Deferred Retirement Date if he or she Separates from Service after his or her Normal Retirement Date, regardless of whether such benefit payment is in that form or begins at that time; and

(3) one hundred percent (100%) of the estimated primary social security benefit to which the Vested Participant would be entitled on his or her Normal Retirement Date or his or her Deferred Retirement Date if he or she Separates from Service after his or her Normal Retirement Date regardless of whether he or she receives any portion of such primary Social Security benefit on such date.

The benefit payable (as determined above) to a Participant who is age fifty (50) or over as of January 1, 2007 shall be reduced by ten percent (10%). For those Participants who have not attained age fifty (50) as of January 1, 2007, the benefit payable (as determined above) shall be reduced by twenty percent (20%).

b. Early Retirement Benefit. An employee who qualifies as a Vested Participant on the date of his or her termination of employment with the Company, and who Separates from Service (other than for Cause) on or after his or her Early Retirement Date and prior to his or her Normal Retirement Date shall be entitled under the Plan to receive a lump sum cash payment (as determined under Section 6) equal to the present value of the annual benefit equal to:

(1) the product of three and two-thirds percent (3-2/3%) of his or her Final Average Compensation and his or her Years of Service not in excess of fifteen (15) Years of Service reduced by the sum of (2), (3), and (4), where (2), (3), and (4) equal:

(2) one hundred percent (100%) of the Vested Participant’s retirement benefit under the Retirement Plan (calculated as described in Section 4.e.) and any other tax-qualified defined benefit pension plan maintained by the Company or any affiliate thereof, payable as a life annuity commencing at his or her Early Retirement Date or the first day thereafter on which such benefits would be payable if they are not payable on his or her Early Retirement Date, regardless of whether such benefit payment is in that form or begins at that time;

(3) one hundred percent (100%) of the estimated primary Social Security benefit to which the Vested Participant would be entitled on his or her Early Retirement Date or the first date thereafter on which such benefits would be payable if they are not payable on his or her Early Retirement Date regardless of whether he or she receives any portion of such primary Social Security benefit on such date; provided, however, if the Vested Participant has not attained age sixty-two (62) at the time he or she Separates from Service, this reduction shall be calculated as if his or her compensation is payable at the same rate in effect at the time of his or her Separation from Service; and

(4) the product of (i) the difference between (1) and the sum of (2) and (3), (ii) five-twelfths of a percent (5/12%), and (iii) the number of complete calendar months by which the Vested Participant’s date of termination of employment precedes his or her sixtieth (60th) birthday.

The benefit payable (as determined above) to a Participant who is age fifty (50) or over as of January 1, 2007 shall be reduced by ten percent (10%). For those Participants who have not attained age fifty (50) as of January 1, 2007, the benefit payable (as determined above) shall be reduced by twenty percent (20%).

c. Disability Retirement Benefit. Notwithstanding any provision in the Plan to the contrary, if a Participant becomes Disabled prior to his or her Normal Retirement Date and while employed by the Company, he or she will be entitled to the benefit described in and calculated under Section 4.a. or 4.b. (i.e., the period of his or her Disability will be recognized as Years of Service and as years as a Participant in the Plan for purposes of vesting and calculating benefits under Section 4), as applicable, through the earlier of: (1) the last day of such Disability; or (2) the Participant’s Normal Retirement Date, and the present value of his or her annual benefit (as determined under Section 6) will be distributed in a lump sum cash payment on the Participant’s Normal Retirement Date.

d. Pre-Retirement Death Benefit. Notwithstanding any provision in the Plan to the contrary, if a Participant (i) dies before his or her employment with the Company terminates and (ii) qualifies as a Vested Participant on his or her date of death, his or her designated beneficiary(ies), or his or her estate if he or she has not designated any beneficiary or beneficiaries in accordance with procedures established by the Plan Administrator, shall receive a death benefit equal to the lump sum cash payment that would have been payable to the Vested Participant under Sections 4.a. or 4.b. as if he or she had Separated from Service on the date of death. Such amount shall be distributed as soon as administratively practicable within ninety (90) days following the Participant’s date of death.

e. Post-Retirement Death Benefit. Notwithstanding any provision in the Plan to the contrary, if a Vested Participant, who is receiving annuity payments following his or her Separation from Service pursuant to an election under Section 6.c., dies, his or her surviving spouse, if he or she is survived by a spouse, shall be entitled to receive a death benefit which shall be a monthly payment for the spouse’s life, beginning as of the first day of the month following the Vested Participant’s death, equal to:

(1) fifty percent (50%) of the monthly retirement benefit to which the Vested Participant was entitled under the Plan prior to his or her death; reduced by

(2) the monthly annuity value of any life insurance provided by the Company or any affiliate thereof for retired employees that is in excess of post-retirement group term life insurance regularly provided by the Company or any affiliate thereof.

f. Calculation of Retirement Plan Benefits. Notwithstanding any future amendment to the Retirement Plan, the terms of the Retirement Plan as in effect on December 31, 2006 shall be used for the purposes of calculating a benefit payable under this Section 4.

5. Administration of the Plan. The Plan Administrator is charged with the administration of the Plan. All members of the committee comprising the Plan Administrator may be Participants. A member of the committee comprising the Plan Administrator who is a Participant may not vote on matters involving a personal benefit claim or appeal under this Plan, but any such individual shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his or her participation herein. In carrying out its duties herein, the Plan Administrator (or its designee) shall have full discretion to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be final and binding on all parties. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them or to others (including employees of the Company) such administrative duties as it sees fit. The Plan Administrator may from time to time consult with counsel, who may be counsel to the Company. Subject to Section 11, the Plan Administrator shall also have the power, in its sole discretion, at any time to waive, in whole or in part, application of any of the eligibility requirements of Section 3 or of the benefit reduction factors in Sections 4.a. and 4.b. in the case of any individual Participant, Vested Participant or other employee of the Company (including an employee who has participated in the performance share unit portion of the EICP). The Company shall indemnify and hold harmless the Plan Administrator and any employees to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

6. Time and Form of Distribution.

a. Lump Sum Distribution. Absent an effective election under Section 6.c. or 6.d., a lump sum cash payment payable to or on behalf of a Vested Participant under Section 4 shall be payable within ninety (90) days following the Participant’s Separation from Service. Such payment shall be equal to the actuarial present value of (i) if the Vested Participant is not married on the date of retirement or death, the annual benefit payable to a Vested Participant as a single life annuity under Sections 4.a. or 4.b., or (ii) if the Vested Participant is married on the date of retirement or death, the annual benefit payable to a Vested Participant as a fifty percent (50%) joint and survivor annuity with the Participant’s spouse as contingent annuitant under Sections 4.a. or 4.b. (reduced by the monthly annuity value of any life insurance provided by the Company or any affiliate thereof for retired employees that is in excess of post-retirement group term life insurance regularly provided by the Company or any affiliate thereof). Such payment shall be calculated using: (i) the mortality table set forth in Revenue Ruling 2001-62, 2001-53

I.R.B. 632, and (ii) an interest rate equal to the Lump Sum Interest Rate as of the date of the Vested Participant’s Separation from Service or death. Notwithstanding the preceding sentence, the interest rate for those Vested Participants who participate in The Hershey Company 2005 Enhanced Mutual Separation Plan for E-Grade Employees (the “EMSP”) or who were eligible for The Hershey Company 2005 Early Retirement Plan for E-Grade Employees (the “ERP for E-Grade Employees”) shall be an interest rate equal to the lesser of (i) the Lump Sum Interest Rate as of December 31, 2005 or (ii) the prevailing Lump Sum Interest Rate as of the date of the Vested Participant’s retirement.

b. Distribution to Key Employees. Notwithstanding anything herein to the contrary, in the case of a Separation from Service of a Key Employee, a lump sum cash payment payable under Section 6.a., and monthly annuity payments under Section 6.c., may not be made before the date which is six (6) months after the date of the Key Employee’s Separation from Service (hereinafter called the “Waiting Period”); provided, however, in the event of the Key Employee’s death during the Waiting Period, distribution shall be made as soon as administratively practicable within ninety (90) days following the date of the Key Employee’s death. The lump sum cash payment that is otherwise payable to a Key Employee under Section 6.a., and the monthly annuity payments that are otherwise payable to a Key Employee under Section 6.c., shall accrue interest during the Waiting Period at a rate equal to the Lump Sum Interest Rate. A Key Employee means a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined under Code section 416(i) (without regard to paragraph (5) thereof)) of a corporation any stock in which is publicly traded on an established securities market or otherwise) and applicable Treasury regulations and other guidance under Code section 409A. Key Employees shall be determined in accordance with Code section 409A and pursuant to the methodology established by the Plan Administrator.

c. Annuity Form of Distribution. Notwithstanding Section 6.a. and subject to the restrictions of Section 6.b., a Participant who is an active employee of the Company (including on a paid leave of absence) on or after October 1, 2007 may make an election to receive his or her benefits under this Plan in a life annuity form provided under the Plan in accordance with procedures and distribution rules established by the Plan Administrator. Any such election must become irrevocable on or before December 31, 2008 and must be made in accordance with procedures and distribution rules established by the Plan Administrator.

d. Subsequent Deferral Election under Deferred Compensation Plan. A Participant may elect to change the time or form of distribution set forth in Section 6.a. in accordance with the requirements set forth in the Deferred Compensation Plan (a “Subsequent Deferral Election”). In the event of a Subsequent Deferral Election, the present value of the Participant’s annual benefit (as determined under Section 6) shall be transferred to the Deferred Compensation Plan on the date such amounts would otherwise be payable under the Plan and the subsequent distribution of such amounts shall be made in accordance with the applicable provisions of the Deferred Compensation Plan.

7. Payment of Benefits. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Vested Participant, spouse of a

Participant or Vested Participant, or any other person. No person other than the Company shall by virtue of the provisions of the Plan have any interest in any property or assets owned or which may be acquired by the Company. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The right of any Vested Participant or any other person to the payment of benefits under the Plan shall not be assigned, transferred, pledged or encumbered; such payments and the right thereto are expressly declared to be non-assignable and non-transferable. No payments hereunder shall be subject to the claim of the creditors of any Vested Participant or of any other person entitled to payments hereunder. Any payments required to be made pursuant to the Plan to a person who is under a legal disability may be made by the Company to or for the benefit of such person in such of the following ways as the Committee shall determine:

a. Directly to such person;

b. To the legal representative of such person;

c. To a near relative of such person to be used for such person’s benefit; or

d. Directly in payment of expenses of support, maintenance or education of such person.

The Company shall not be required to see to the application by any third party of any payments made pursuant to the Plan.

8. Domestic Relations Orders. Notwithstanding Section 7, all or a portion of a Participant’s benefits under the Plan may be paid to another person as specified in a domestic relations order that the Plan Administrator determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:

(a) Issued pursuant to a State’s domestic relations law;

(b) Relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(c) Creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

(d) Provides for payment in an immediate lump sum as soon as practicable after the Company determines that a Domestic Relations Order exists; and

(e) Meets such other requirements established by the Plan Administrator.

The Plan Administrator in its sole discretion shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Plan Administrator may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant. If an order is determined to be a Domestic Relations Order, the amount to which any other person is entitled under the Order shall be paid in a single lump sum payment as soon as administratively practicable within ninety (90) days after such determination.

9. Taxes. The Company may withhold from a benefit payment under the Plan or a Participant’s wages, or the Company may reduce a Participant’s accrued benefit under the Plan, for purposes of withholding any federal, state, or local taxes with respect to Plan benefits. The Company shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws. In addition, if the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

10. Effective Date of Plan. This Supplemental Executive Retirement Plan, Amended and Restated as of October 2, 2007, shall be effective as of October 2, 2007 (except as otherwise provided in this Plan), and Vested Participants who become eligible to retire under the Plan on or after that date shall be entitled to the benefits provided hereunder (except as otherwise provided in this Plan).

11. Amendment, Suspension or Termination of the Plan.

a. Ability to Amend, Suspend, or Terminate. The Board may, at any time, suspend or terminate the Plan. The Board, or its duly appointed delegee, if applicable, may also from time to time, amend the Plan in such respects as it may deem advisable in order that benefits provided hereunder may conform to any change in law or in other respects which the Board, or its delegee in accordance with the Board’s delegation of authority thereto, deems to be in the best interest of the Company. No such suspension, termination or amendment of the Plan shall adversely affect any right of any person who is a Vested Participant at the time of such suspension, termination or amendment or his or her beneficiary(ies), estate or surviving spouse, as applicable, to receive benefits under the Plan in accordance with its provisions in effect immediately prior to such suspension, termination or amendment without the consent of such Vested Participant, beneficiary(ies), estate or surviving spouse. Any benefits payable under the terms of the Plan at the time of any suspension, termination or amendment of the Plan shall remain in effect according to their original terms, unless the Board determines, in its sole discretion, that all such amounts shall be distributed upon Plan termination in accordance with the requirements under Code section 409A.

b. Amendment or Termination After Change in Control. Notwithstanding the foregoing, (i) the Plan may not be terminated or amended in any manner that is adverse to the interests of a Participant or the surviving spouse of a Participant without the consent of the Participant or surviving spouse, as applicable, either: (a) after a Potential Change in Control occurs and for one (1) year following the cessation of the Potential Change in Control, or (b) for a two (2) year period beginning on the date of a Change in Control (the “Coverage Period”), and (ii) no termination of this Plan or amendment hereof in a manner adverse to the interests of any

Participant, or such Participant’s surviving spouse, (without the consent of the Participant or surviving spouse) shall be effective if such termination or amendment occurs (a) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (b) in connection with or in anticipation of a Change in Control. After the Coverage Period, the Plan may not be amended or terminated in any manner that would adversely affect the entitlement of a Participant or his or her surviving spouse (without the consent of the Participant or surviving spouse) to benefits that have accrued hereunder. For purposes of the immediately preceding two sentences of this Section 11, whether an employee of the Company qualifies as a Participant shall be determined at the time (i) the Coverage Period commences and any time thereafter or (ii) his or her employment is terminated or the Plan is amended (a) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (b) in connection with or in anticipation of a Change in Control.

IN WITNESS WHEREOF, The Hershey Company has caused The Hershey Company Supplemental Executive Retirement Plan, Amended and Restated as of October 2, 2007, to be executed the 27th day of December, 2007.

THE HERSHEY COMPANY

By:	/s/ Marcella K. Arline
Marcella K. Arline
Senior Vice President, Chief People Officer